Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES 3rd QUARTER 2012 FINANCIAL

AND OPERATIONAL RESULTS

Daily Oil Volumes Up 20% Compared to 2Q 2012 and

Up 41% Compared to 3Q 2011

Revenue Up 17% Compared to 2Q 2012

Production of 1.6 Million BOE or 17,899 BOE/d

DENVER, COLORADO, November 7, 2012 /Marketwire/ — Venoco, Inc. today reported financial and operational results for the third quarter of 2012.  The company reported a net loss for the quarter of $30 million on total revenues of $96.7 million.

Adjusted Earnings, which adjusts for unrealized derivative gains and losses and certain one-time charges, were $11.5 million for the quarter, down from $13.3 million in the second quarter of 2012. Adjusted EBITDA was $55.0 million in the quarter, down from $55.8 million in the second quarter. Adjusted Earnings and Adjusted EBITDA were positively impacted in the second quarter by the monetization of certain 2012-2015 oil and natural gas hedges in the amount of $11.0 million. Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net income/loss.

Highlights for the quarter include the following:

•                  Daily oil volumes up 20% in the third quarter compared to the second quarter of 2012 and up 41% compared to the third quarter of 2011.

•                  Revenue of $96.7 million is up 17% in the third quarter compared to the second quarter of 2012.

•                  Production of 1.6 million barrels of oil equivalent (MMBOE) for the quarter, or 17,899 BOE per day (BOE/d).

•                  Adjusted EBITDA of $55.0 million and Adjusted Earnings of $11.5 million.

“We continued to see growth in oil volumes from our Southern California legacy assets, primarily as a result of drilling at South Ellwood and West Montalvo. Strong production at South Ellwood is due largely to the second of the three wells we’ve drilled there this year, which is producing at a sustained rate of almost 2,000 gross barrels of oil per day. Of the other two, the first well is producing at modest rates, which we believe can be enhanced in 2013 with a different lift system.  The initial completion on the third well was wet, so we are planning to sidetrack it by year-end,” said Ed O’Donnell, Venoco’s CEO.

Third Quarter Production

Average daily oil volumes were up twenty percent in the third quarter of 2012 compared to the second quarter of 2012 and up forty-one percent from the third quarter of 2011. The company’s average daily production of 17,899 BOE/d in the third quarter was up five percent compared to the second quarter of 2012 and up three percent compared to the third quarter of 2011. Daily natural gas volumes from the Sacramento Basin declined eight percent compared to the second quarter of 2012. The company had no drilling activity in the basin in the second or third quarters due to continued low natural gas prices.

“We are very pleased to report that our three largest oil properties have solid production again this quarter. We completed a scheduled maintenance shutdown at our Sockeye field during the third quarter, and while the shutdown reduced volumes produced during the quarter, the shutdown went smoothly so we were able to minimize the effect on production,” said Mr. O’Donnell.

The following table details the company’s daily production by region (BOE(1)/d):

	Quarter Ended			Nine Months Ended
Region	9/30/11	6/30/12	9/30/12	9/30/11	9/30/12
Sacramento Basin	10,337	9,136	8,394	10,381	9,164
Southern California	6,928	7,944	9,505	7,163	8,306
Total	17,265	17,080	17,899	17,544	17,470

(1) Barrel of oil equivalent (BOE) is calculated using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

Third Quarter Costs

Venoco’s third quarter 2012 lease operating expenses rose to $13.90 per BOE, up 8% from the second quarter 2012 level of $12.93 per BOE. Costs in the third quarter of 2012 were slightly higher due primarily to scheduled maintenance at Platform Gail in the Sockeye field.

The following table details certain of the company’s per BOE metrics for the indicated quarter:

	Quarter Ended			Nine Months Ended
UNAUDITED (per BOE)	9/30/11	6/30/12	9/30/12	9/30/11	9/30/12
Lease Operating Expenses	$18.06	$12.93	$13.90	$14.90	$14.09
Property and Production Taxes	1.13	3.41	1.01	1.00	1.79
DD&A Expense	12.85	13.65	13.50	13.32	13.73
G&A Expense (1)	4.43	5.15	5.59	4.79	5.37

(1)	Net of amounts capitalized and excluding stock-based compensation costs and costs related to the going-private transaction. See the end of this release for a reconciliation of G&A per BOE.

Capital Investment Third Quarter 2012

Venoco’s third quarter capital expenditures for exploration, development and other spending were down thirty-one percent from the second quarter to $48 million, including $32 million for drilling and rework activities, $8 million for facilities, and $8 million for land, seismic and capitalized G&A.

The company’s Southern California legacy fields accounted for $25 million or 52% of its third quarter capital expenditures. At the West Montalvo field, we completed one well during the third quarter which was spud in the second quarter, and through the first nine months of the year, the company has spud four wells and completed six wells (including two wells spud last year). Net production at West Montalvo has increased 57% from 1,250 BOE per day in the third quarter of 2011 to 1,960 BOE per day in the third quarter of 2012. At the Sockeye field, the company had minimal capital investment in the third quarter and through the first nine months drilled three wells and performed one recompletion. At the South Ellwood field, the company completed one well during the quarter. The completed well was wet and the company plans to return to the well to sidetrack it during the fourth quarter. The first well the company drilled at South Ellwood this year averaged 106 gross barrels of oil per day in the third quarter while the second well averaged slightly over 1,900 gross barrels of oil per day in the quarter. The company spud a fourth well to a “probable” location, which, after setting intermediate casing, was suspended and is not expected to be completed until after the fourth quarter. The company has spent $94 million during the first nine months of the year in Southern California.

The company had onshore Monterey capital expenditures of $20 million or 41% of its total third quarter capital expenditures. During the quarter the company re-completed several wells, installed artificial lift systems, added processing facilities, completed a water pipeline, and made significant progress on both oil and natural gas pipelines in the Sevier field. Through the first nine months of the year, the company has spud five wells and completed five wells targeting the onshore Monterey including one spud in 2011 in Sevier. The company has facilities, recompletions and other well work planned for the balance of 2012, but does not expect to spud additional wells in the onshore Monterey.

In the Sacramento Basin the company had capital expenditures of $3 million in the third quarter. The company did not spud or complete any wells in the third quarter, but it did spend approximately $820,000 to perform 33 recompletions. Through the first nine months, the company has performed a total of 173 recompletions in the Basin and expects to perform over 200 recompletions for full-year 2012. The company drilled three wells early in 2012 in the Basin and spud its fourth and final well of the year in mid-October.

Closing of Going-Private Transaction

On October 3, 2012, the company closed the going-private transaction contemplated by its merger agreement with Timothy Marquez and certain of his affiliates.  As provided under the agreement, the company is now a wholly owned subsidiary of an affiliate of Mr. Marquez. As part of the closing, the company entered into a $315 million senior secured second lien term loan agreement and an amended and restated $500 million revolving credit facility, with an initial borrowing base of $175 million and initial commitments of $156 million.

2012 Guidance

“With lower capital spending than previously forecast, as well as with a scheduled maintenance shutdown at South Ellwood in November, we expect full-year production to be slightly lower than our previous forecast,” said Mr. O’Donnell. “The good news is that we also expect both LOE and DD&A to be lower than previously forecast.”

The following summarizes the company’s full-year 2012 guidance:

•                  Production: 17,150 – 17,500 BOE/d

•                  Capital Budget: $210 - $220 million

•                  Lease Operating Expenses: $14.50 – $15.00 per BOE

•                  General & Administrative Expenses: $5.25 – $5.50 per BOE

•                  Production & Property Taxes: $1.65 - $1.70 per BOE

•                  DD&A: $14.25 – $14.75 per BOE

Earnings Conference Call

Venoco will host a conference call to discuss results today, Wednesday, November 7, 2012 at 11:00 a.m. Eastern Time (9 a.m. Mountain).  The conference call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (866) 831-6291 and use conference code 89943533. International participants can call (617) 213-8860 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 36403256.  The replay will also be available on the Venoco website for 30 days.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties primarily in California.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates several onshore properties in Southern California, and has extensive operations in Northern California’s Sacramento Basin.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, expenses, capital expenditures and development projects, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. The company’s activities with respect to the onshore Monterey Shale and other projects are subject to numerous operating, geological and other risks and may not be successful. The company’s results in the onshore Monterey Shale will be subject to greater risks than in areas where it has more data and drilling and production experience. Results from the company’s onshore Monterey Shale project will depend on, among other things, its ability to identify productive intervals and drilling and completion techniques necessary to achieve commercial production from those intervals. All forward-looking statements are made only as of the date hereof and the company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

References to reserve estimates other than proved are by their nature more uncertain than estimates of proved reserves, and are subject to substantially greater risk of not actually being realized by the company.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.
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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended			Nine Months Ended
UNAUDITED	6/30/12	9/30/12	% Change	9/30/11	9/30/12	% Change	9/30/11	9/30/12	% Change
Production Volume:
Oil (MBbls) (1)	692	839	21%	594	839	41%	1,821	2,172	19%
Natural Gas (MMcf)	5,174	4,846	-6%	5,966	4,846	-19%	17,812	15,688	-12%
MBOE	1,554	1,647	6%	1,588	1,647	4%	4,790	4,787	0%
Daily Average Production Volume:
Oil (Bbls/d)	7,604	9,120	20%	6,457	9,120	41%	6,670	7,927	19%
Natural Gas (Mcf/d)	56,857	52,674	-7%	64,848	52,674	-19%	65,245	57,255	-12%
BOE/d	17,080	17,899	5%	17,265	17,899	4%	17,544	17,470	0%
Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$100.38	$96.20	-4%	$87.24	$96.20	10%	$90.06	$98.26	9%
Realized hedging gain (loss) (2)	(9.56)	(9.68)	1%	(5.01)	(9.68)	93%	(3.97)	(8.34)	110%
Net realized price	$90.82	$86.52	-5%	$82.23	$86.52	5%	$86.09	$89.92	4%
Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$2.38	$2.86	20%	$4.18	$2.86	-32%	$4.16	$2.67	-36%
Realized hedging gain (loss) (2)	0.47	0.11	-77%	0.93	0.11	-88%	0.91	0.40	-56%
Net realized price	$2.85	$2.97	4%	$5.11	$2.97	-42%	$5.07	$3.07	-39%
Expense per BOE (in dollars):
Lease operating expenses	$12.93	$13.90	8%	$18.06	$13.90	-23%	$14.90	$14.09	-5%
Production and property taxes	$3.41	$1.01	-70%	$1.13	$1.01	-11%	$1.00	$1.79	79%
Transportation expenses	$0.17	$0.29	71%	$1.49	$0.29	-81%	$1.47	$1.08	-27%
Depreciation, depletion and amortization	$13.65	$13.50	-1%	$12.85	$13.50	5%	$13.32	$13.73	3%
General and administrative (3)	$6.35	$7.18	13%	$5.82	$7.18	23%	$5.82	$7.11	22%
Interest expense	$10.22	$10.02	-2%	$10.08	$10.02	-1%	$9.33	$10.05	8%

(1) Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal). Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on pipeline inventories, oil pipeline sales nominations, and prior to February 2012, the timing of barge deliveries and oil in tanks.

(2) The realized commodity derivative gain (loss) excludes gains from the early settlement of oil and natural gas hedges in the following periods:

• nine months ended September 30, 2012 excludes gains of $44.3 million for natural gas and $7.9 million for oil

• nine months ended September 30, 2011 excludes gain of $2.0 million for oil

(3)  Net of amounts capitalized.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended		Nine Months Ended
UNAUDITED (In thousands)	6/30/12	9/30/12	9/30/11	9/30/12	9/30/11	9/30/12
REVENUES:
Oil and natural gas sales	$80,936	$95,377	$77,296	$95,377	$241,533	$259,701
Other	1,563	1,321	1,635	1,321	3,877	4,859
Total revenues	82,499	96,698	78,931	96,698	245,410	264,560
EXPENSES:
Lease operating expense	20,093	22,899	28,684	22,899	71,360	67,442
Property and production taxes	5,302	1,671	1,796	1,671	4,783	8,588
Transportation expense	257	482	2,367	482	7,023	5,151
Depletion, depreciation and amortization	21,213	22,240	20,406	22,240	63,810	65,707
Accretion of asset retirement obligation	1,450	1,457	1,623	1,457	4,821	4,298
General and administrative	9,869	11,822	9,236	11,822	27,889	34,052
Total expenses	58,184	60,571	64,112	60,571	179,686	185,238
Income from operations	24,315	36,127	14,819	36,127	65,724	79,322
FINANCING COSTS AND OTHER:
Interest expense	15,880	16,498	16,005	16,498	44,678	48,089
Interest rate derivative realized (gains) losses	—	—	—	—	41,147	—
Interest rate derivative unrealized (gains) losses	—	—	—	—	(40,064)	—
Amortization of deferred loan costs	585	597	592	597	1,715	1,751
Loss on extinguishment of debt	—	—	—	—	1,357	—
Commodity derivative realized (gains) losses	(6,786)	7,597	(2,571)	7,597	(11,546)	(40,285)
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	90	41,492	(36,001)	41,492	(3,455)	113,216
Total financing costs and other	9,769	66,184	(21,975)	66,184	33,832	122,771
Income (loss) before taxes	14,546	(30,057)	36,794	(30,057)	31,892	(43,449)
Income tax provision (benefit)	—	—	—	—	—	—
Net income (loss)	$14,546	$(30,057)	$36,794	$(30,057)	$31,892	$(43,449)

Weighted average common shares outstanding:
Basic	59,106	59,119	58,738	59,119	57,881	59,045
Diluted	59,170	59,119	58,830	59,119	58,038	59,045

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/11	9/30/12
ASSETS
Cash and cash equivalents	$8,165	$18,208
Accounts receivable	30,017	34,194
Inventories	7,411	5,973
Other current assets	4,296	5,179
Commodity derivatives	47,768	526
Total current assets	97,657	64,080
Net property, plant and equipment	810,465	901,087
Total other assets	21,622	19,732
TOTAL ASSETS	$929,744	$984,899
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$53,098	$66,591
Interest payable	21,854	14,849
Commodity derivatives	2,490	26,952
Total current liabilities	77,442	108,392
LONG-TERM DEBT	686,958	719,524
COMMODITY DERIVATIVES	308	27,608
ASSET RETIREMENT OBLIGATIONS	92,008	93,143
Total liabilities	856,716	948,667
Total stockholders’ equity	73,028	36,232
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$929,744	$984,899

GAAP RECONCILIATIONS

Adjusted Earnings and Adjusted EBITDA

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before the effects of the items listed in the table below.  We calculate the tax effect of reconciling items by re-performing our period-end tax calculation excluding the reconciling items from earnings.  The difference between this calculation and the tax expense/benefit recorded for the period results in the tax effect disclosed below.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations. Adjusted Earnings should not be considered a substitute for net income (loss) as reported in accordance with GAAP.

We define Adjusted EBITDA as net income (loss) before the effects of the items listed in the table below.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended			Nine Months Ended
UNAUDITED ($ in thousands)	9/30/11	6/30/12	9/30/12	9/30/11	9/30/12
Adjusted Earnings Reconciliation
Net Income	$36,794	$14,546	$(30,057)	$31,892	$(43,449)
Plus:
Unrealized commodity (gains) losses	(37,991)	(2,134)	40,289	(9,425)	101,994
Unrealized interest rate derivative (gains) losses	—	—	—	(40,064)	—
Going private related costs	892	852	1,277	892	4,757
Loss on extinguishment of debt	—	—	—	1,357	—
Settlement of interest rate swap contracts	—	—	—	38,065	—
Tax effects	—	—	—	—	—
Adjusted Earnings	$(305)	$13,264	$11,509	$22,717	$63,302

	Quarter Ended			Nine Months Ended
UNAUDITED ($ in thousands)	9/30/11	6/30/12	9/30/12	9/30/11	9/30/12
Adjusted EBITDA Reconciliation
Net income	$36,794	$14,546	$(30,057)	$31,892	$(43,449)
Interest expense	16,005	15,880	16,498	44,678	48,089
Interest rate derivative (gains) losses - realized	—	—	—	41,147	—
DD&A	20,406	21,213	22,240	63,810	65,707
Accretion of asset retirement obligation	1,623	1,450	1,457	4,821	4,298
Amortization of deferred loan costs	592	585	597	1,715	1,751
Loss on extinguishment of debt	—	—	—	1,357	—
Share-based payments	1,563	1,208	1,497	4,966	4,245
Going private related costs	892	852	1,277	892	4,757
Amortization of derivative premiums	1,990	2,224	1,203	5,970	11,222
Unrealized commodity derivative (gains) losses	(37,991)	(2,134)	40,289	(9,425)	101,994
Unrealized interest rate derivative (gains) losses	—	—	—	(40,064)	—
Adjusted EBITDA	$41,874	$55,824	$55,001	$151,759	$198,614

We also provide per BOE G&A expenses excluding costs associated with the going-private transaction, and share-based compensation charges.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

	Quarter Ended			Nine Months Ended
UNAUDITED ($ in thousands, except per BOE amounts)	9/30/11	6/30/12	9/30/12	9/30/11	9/30/12
G&A per BOE Reconciliation

G&A expense	$9,236	$9,869	$11,822	$27,889	$34,052
Less:
Share-based compensation expense	(1,303)	(1,018)	(1,337)	(4,076)	(3,575)
Going private related costs	(892)	(852)	(1,277)	(892)	(4,757)
G&A Expense Excluding Share-Based Comp Going Private Costs	7,041	7,999	9,208	22,921	25,720
MBOE	1,588	1,554	1,647	4,790	4,787
G&A Expense per BOE Excluding Share-Based Comp and Going Private Costs	$4.43	$5.15	$5.59	$4.79	$5.37

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